Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Plan of our reports dated August 31, 2015, with respect to the consolidated financial statements and schedule of Harris Corporation, and the effectiveness of internal control over financial reporting of Harris Corporation, included in its Annual Report (Form 10-K) for the year ended July 3, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

November 3, 2015